Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

EON Resources Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Other	Class A Common Stock, $0.0001 par value per share	(1)	Other	4,587,007	$0.3950	$1,811,867.77	0.0001381	$250.22

Total Offering Amounts:						$1,811,867.77		250.22
Total Fee Offsets:								0.00
Net Fee Due:								$250.22

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) of EON Resources Inc. (the “Company”) that may be offered or issued pursuant the EON Resources Inc. 2025 Omnibus Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock.

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Company’s Class A Common Stock on December 15, 2025.